EXHIBIT 10.40
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
     THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of the Effective Date between SILICON VALLEY BANK, a California corporation with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at 380 Interlocken Crescent, Suite 600, Broomfield, CO 80021 (“Bank”), and QUALMARK CORPORATION, a Colorado corporation, with its chief executive office at 4580 Florence Street, Denver, CO 80238 (“QualMark”) and each of the other Persons executing this Agreement as a Borrower (together with QualMark, each a “Borrower” and collectively and jointly and severally, the “Borrowers”), provides the terms on which Bank shall lend to Borrowers and Borrowers shall repay Bank.
     The Borrowers and the Bank are party to that certain Loan and Security Agreement dated as of December 8, 2005 (as amended and in effect, the “Existing Loan Agreement”). The parties hereto agree that the Existing Loan Agreement is hereby amended and restated in its entirety to read as follows:
      ACCOUNTING AND OTHER TERMS
     Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.
      LOAN AND TERMS OF PAYMENT
     Promise to Pay. Borrowers hereby jointly and severally unconditionally promise to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.
      Revolving Advances.
          Availability. Subject to the terms and conditions of this Agreement and to deduction of Reserves, Bank will make Advances to each Borrower up to the Availability Amount. Amounts borrowed under the Revolving Line may be repaid, and prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.
          Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.
     Letters of Credit Sublimit.
          As part of the Revolving Line and subject to deduction of Reserves, Bank shall issue or have issued Letters of Credit for each Borrower’s account. The face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) may not exceed $200,000. Such aggregate amounts utilized hereunder shall at all times reduce the amount otherwise available for Advances under the Revolving Line. If, on the Revolving Line Maturity Date, there are any outstanding Letters of Credit, then on such date Borrowers shall provide to Bank cash collateral in an amount equal to 105% of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to said Letters of Credit. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s standard Application and Letter of Credit Agreement (the “Letter of Credit Application”). Each Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request. Each Borrower further agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by Bank and opened for such Borrower’s account or by Bank’s interpretations of any Letter of Credit issued by Bank for such Borrower’s account, and each Borrower understands and agrees that Bank shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following any Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto.
          The obligation of Borrowers to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, such Letters of Credit, and the Letter of Credit Application.
          Borrowers may request that Bank issue a Letter of Credit payable in a Foreign Currency. If a demand for payment is made under any such Letter of Credit, Bank shall treat such demand as an Advance to Borrowers of the equivalent of the amount thereof (plus fees and charges in connection therewith such as wire, cable, SWIFT or similar charges) in Dollars at the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.
          To guard against fluctuations in currency exchange rates, upon the issuance of any Letter of Credit payable in a Foreign Currency, Bank shall create a reserve (the “Letter of Credit Reserve”) under the Revolving Line in an amount equal to ten percent (10%) of the face amount of such Letter of Credit. The amount of the Letter of Credit Reserve may be adjusted by Bank from time to time to account for fluctuations in the exchange rate. The availability of funds under the Revolving Line shall be reduced by the amount of such Letter of Credit Reserve for as long as such Letter of Credit remains outstanding.
          All Letters of Credit outstanding under the Existing Loan Agreement shall be deemed Letters of Credit as if issued under this Agreement.
     Foreign Exchange Sublimit. As part of the Revolving Line and subject to deduction of Reserves, each Borrower may enter into foreign exchange contracts with Bank under which such Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency (each, a “FX Forward Contract”) on a specified date (the “Settlement Date”). FX Forward Contracts shall have a Settlement Date of at least one (1) FX Business Day after the contract date and shall be subject to a reserve of ten percent (10%) of each outstanding FX Forward Contract (the “FX Reserve”). The aggregate amount of the FX Reserve at any one time may not exceed $200,000. The amount otherwise available for Credit Extensions under the Revolving Line shall be reduced by an amount equal to ten percent (10%) of each outstanding Forward Contract. Any amounts needed to fully reimburse Bank will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.
     Cash Management Services Sublimit. Borrowers may use up to $200,000 (the “Cash Management Services Sublimit”) of the Revolving Line for Bank’s cash management services which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in Bank’s various cash management services agreements (collectively, the “Cash Management Services”). The dollar amount of any Cash Management Services provided under this sublimit will reduce the amount otherwise available under the Revolving Line. Any amounts used or reserved by Borrowers for any Cash Management Services will reduce the amount otherwise available for Credit Extensions under the Revolving Line. Any amounts Bank pays on behalf of any Borrower for any Cash Management Services will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.
     Overadvances. If at any time or for any reason the total of all outstanding Advances and all other monetary Obligations exceeds the Availability Amount (an “Overadvance”), Borrowers shall immediately pay the amount of the excess to Bank, without notice or demand. Without limiting Borrowers’ obligation to repay to Bank the amount of any Overadvance, each Borrower agrees to pay Bank interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.
     Payment of Interest on the Credit Extensions.
          Interest Rate; Advances.
     Formula Borrowings. Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line based upon Formula Borrowings shall accrue interest at a floating per annum rate equal to the greater of (x) the aggregate of the Prime Rate plus the Applicable Margin or (y) 8.75%, which interest in all instances shall be payable monthly.

     Non-Formula Borrowings. Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line based upon the Non-Formula Borrowings shall accrue interest at a floating per annum rate equal to the greater of (x) the aggregate of the Prime Rate plus 3.00% or (y) 8.75%, which interest in all instances shall be payable monthly.
          Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is three percentage points above the rate effective immediately before the Event of Default (the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.
          Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.
          360-Day Year. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.
          Debit of Accounts. Bank may debit any of Borrowers’ deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrowers owe Bank when due. These debits shall not constitute a set-off.
          Payment; Interest Computation; Float Charge. Interest is payable monthly on the last calendar day of each month. In computing interest on the Obligations, all Payments received after 12:00 p.m. Pacific time on any day shall be deemed received on the next Business Day. In addition, Bank shall be entitled to charge Borrowers a “float” charge in an amount equal to two (2) Business Days interest, at the interest rate applicable to the Advances, on all Payments received by Bank. The float charge for each month shall be payable on the last day of the month. Bank shall not, however, be required to credit any Borrower’s account for the amount of any item of payment which is unsatisfactory to Bank in its good faith business judgment, and Bank may charge Borrowers’ Designated Deposit Account for the amount of any item of payment which is returned to Bank unpaid.
     Fees. Borrowers shall pay to Bank (without duplication of fees that may be due and payable under the EXIM Loan Agreement):
          (a) Commitment Fee. A fully earned, non-refundable commitment fee of $27,500, on the Effective Date;
          (b) Letter of Credit Fee. Bank’s customary fees and expenses for the issuance or renewal of Letters of Credit, upon the issuance or renewal of such Letter of Credit by Bank;
          (c) Termination Fee. Subject to the terms of Section 4.1, a termination fee;
          (d) Unused Revolving Line Facility Fee. A fee (the “Unused Revolving Line Facility Fee”), which fee shall be paid monthly, in arrears, on the last day of each month, in an amount equal to 0.25% per annum of the average unused portion of the Revolving Line, as determined by Bank. Borrowers shall not be entitled to any credit, rebate or repayment of any Unused Revolving Line Facility Fee previously earned by Bank pursuant to this Section notwithstanding any termination of the within Agreement, or suspension or termination of Bank’s obligation to make loans and advances hereunder;
          (e) Collateral Monitoring Fee. A monthly collateral monitoring fee of (i) $1,250 at any such time when Credit Extensions are outstanding under the Revolving Line, and (ii) $750 at any such time when there are no Credit Extensions outstanding under the Revolving Line for the entire month, in either case payable in arrears on the last day of each month (prorated for any partial month) at the beginning and upon termination of this Agreement; and
          (f) Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.
     CONDITIONS OF LOANS

     Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:
          Each Borrower shall have delivered duly executed original signatures to the Loan Documents to which it is a party;
          Each Borrower shall have delivered its Operating Documents and a good standing certificate of such Borrower certified by the Secretary of State of the State of Colorado as of a date no earlier than thirty (30) days prior to the Effective Date;
          Each Borrower shall have delivered duly executed original signatures to the completed Borrowing Resolutions for such Borrower;
          Bank shall have received certified copies, dated as of a recent date, of updated financing statement searches, as Bank shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;
          QualMark, on behalf of the Borrowers, shall have delivered a Perfection Certificate executed by QualMark;
          Borrowers shall have delivered a legal opinion of Borrowers’ counsel dated as of the Effective Date together with the duly executed original signatures thereto;
          Borrowers shall have delivered evidence satisfactory to Bank that the insurance policies required by Section 6.7 hereof are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of Bank;
          Borrowers shall have entered into the EXIM Loan and shall have delivered the EXIM Loan Agreement and all other documents executed in connection therewith to Bank;
          Bank shall have received a written report regarding the results of a field examination of the Borrowers’ Collateral, which shall be satisfactory to Bank;
          Borrowers shall have delivered to Bank such other assurances, certificates, documents, consents or opinions as Bank reasonably may require; and
          Borrowers shall have paid the fees and Bank Expenses then due as specified in Section 2.4 hereof.
          Conditions Precedent to all Credit Extensions. Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:
          timely receipt of an executed Transaction Report;
          the representations and warranties in Section 5 shall be true in all material respects on the date of the Transaction Report and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Default or Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is each Borrower’s representation and warranty on that date that the representations and warranties in Section 5 remain true in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and
          in Bank’s good faith business judgment, there has not been a Material Adverse Change.

     Covenant to Deliver.
     Borrowers agree to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition to any Credit Extension. Borrowers expressly agree that the extension of a Credit Extension prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of any Borrower’s obligation to deliver such item, and any such extension in the absence of a required item shall be in Bank’s sole discretion.
     Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, to obtain an Advance (other than Advances under Sections 2.1.2 or 2.1.4), QualMark, on behalf of the relevant Borrower, shall notify Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 p.m. Pacific time on the Funding Date of the Advance. Together with such notification, QualMark, on behalf of the relevant Borrower, must promptly deliver to Bank by electronic mail or facsimile a completed Transaction Report executed by a Responsible Officer or his or her designee. Bank shall credit Advances to the Designated Deposit Account. Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee.
      CREATION OF SECURITY INTEREST
     Grant of Security Interest. Each Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral of such Borrower, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Each Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral of such Borrower (subject only to Permitted Liens that may have superior priority to Bank’s Lien under this Agreement). If any Borrower shall acquire a commercial tort claim, such Borrower shall promptly notify Bank in a writing signed by such Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.
     Notwithstanding the foregoing, it is expressly acknowledged and agreed that the security interest created in this Agreement only with respect to Export-Related Accounts Receivable, Export-Related Inventory and Export-Related General Intangibles (as such terms are defined in the EXIM Loan Agreement) is subject to and subordinate to the security interest granted to Bank in the EXIM Loan Agreement with respect to such Export-Related Accounts Receivable, Export-Related Inventory and Export-Related General Intangibles.
     This Agreement may be terminated prior to the Revolving Line Maturity Date by Borrowers, effective three (3) Business Days after written notice of termination is given to Bank or if Bank’s obligation to fund Credit Extensions terminates pursuant to the terms of Section 2.1.1(c). Notwithstanding any such termination, Bank’s lien and security interest in the Collateral shall continue until Borrowers fully satisfies the Obligations. If such termination is at Borrowers’ election or at Bank’s election due to the occurrence and continuance of an Event of Default, Borrowers shall pay to Bank, in addition to the payment of any other expenses or fees then-owing, a termination fee in an amount equal to one percent (1.00%) of the Revolving Line provided that no termination fee shall be charged if the credit facility hereunder is replaced with a new facility from another division of Silicon Valley Bank. Upon payment in full of the Obligations and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall release its liens and security interests in the Collateral and all rights therein shall revert to Borrowers.
          Authorization to File Financing Statements. Each Borrower hereby authorizes Bank to file financing statements, without notice to Borrowers, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either such Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code. Without limiting the foregoing, each Borrower hereby authorizes Bank to file financing statements which describe the collateral as “all assets” and/or “all personal property” of such Borrower or words of similar import.

     REPRESENTATIONS AND WARRANTIES
          Each Borrower represents and warrants as follows:
     Due Organization and Authorization. Each Borrower and each of its Subsidiaries are duly existing and in good standing as Registered Organizations in their respective jurisdictions of formation and are qualified and licensed to do business and are in good standing in any jurisdiction in which the conduct of their business or their ownership of property requires that they be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on such Borrower’s business. In connection with this Agreement, QualMark, on behalf of all Borrowers, has delivered to Bank a completed certificate substantially in the form attached hereto as Exhibit C signed by QualMark, entitled “Perfection Certificate”. Each Borrower represents and warrants to Bank that (a) such Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) such Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth such Borrower’s organizational identification number or accurately states that such Borrower has none; (d) the Perfection Certificate accurately sets forth such Borrower’s place of business, or, if more than one, its chief executive office as well as such Borrower’s mailing address (if different than its chief executive office); (e) such Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to such Borrower and each of its Subsidiaries is accurate and complete. If any Borrower is not now a Registered Organization but later becomes one, such Borrower shall promptly notify Bank of such occurrence and provide Bank with such Borrower’s organizational identification number.
     The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with any Borrower’s organizational documents, nor constitute an event of default under any material agreement by which any Borrower is bound. No Borrower is in default under any agreement to which it is a party or by which it is bound in which the default could have a material adverse effect on such Borrower’s business.
     Collateral. Each Borrower has good title to, has rights in, and the power to transfer each item of Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. No Borrower has any deposit accounts other than the deposit accounts with Bank and deposit accounts described in the Perfection Certificate delivered to Bank in connection herewith, of which such Borrower has given Bank notice and taken such actions as are necessary to give Bank a perfected security interest therein. The Accounts are bona fide, existing obligations of the Account Debtors.
     The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate. None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as the relevant Borrower has given Bank notice pursuant to Section 7.2. In the event that any Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral to a bailee, then such Borrower will first receive the written consent of Bank and such bailee must execute and deliver a bailee agreement in form and substance satisfactory to Bank in its sole discretion.
     All Inventory is in all material respects of good and marketable quality, free from material defects.
     Each Borrower is the sole owner of its intellectual property, except as noted on the Perfection Certificate and except for non-exclusive licenses granted to its customers in the ordinary course of business. Each patent is valid and enforceable and no part of the intellectual property has been judged invalid or unenforceable, in whole or in part, and to the best of the relevant Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim could not reasonably be expected to have a material adverse effect on such Borrower’s business.
     Except as noted on the Perfection Certificate, no Borrower is a party to, or is bound by, any material license or other agreement with respect to which such Borrower is the licensee that prohibits or otherwise restricts such Borrower from granting a security interest in such Borrower’s interest in such license or agreement or any other property. Each Borrower shall provide written notice to Bank within thirty (30) days of entering or becoming bound by any such license or agreement which is reasonably likely to have a material impact on such Borrower’s business or financial condition (other than over-the-counter software that is commercially available to the public). Each Borrower shall take such steps as Bank requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for all such licenses or contract rights to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such license or agreement (such consent or authorization may include a licensor’s agreement to a contingent assignment of the license to Bank if Bank determines that is necessary in its good faith judgment), whether now existing or entered into in the future.
     Accounts Receivable. For any Eligible Account in any Borrowing Base Certificate, all statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Accounts are and shall be true and correct and all such invoices, instruments and other documents, and all of each Borrower’s Books are genuine and in all respects what they purport to be. All sales and other transactions underlying or giving rise to each Account shall comply in all material respects with all applicable laws and governmental rules and regulations. No Borrower has any knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are an Eligible Accounts in any Borrowing Base Certificate. To the best of each Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.
     Litigation. There are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against any Borrower or any of its Subsidiaries involving more than $100,000, except as shown in the Perfection Certificate.
     No Material Deviation in Financial Statements. All consolidated financial statements for QualMark and any of its Subsidiaries delivered to Bank fairly present in all material respects QualMark’s consolidated financial condition and QualMark’s consolidated results of operations. There has not been any material deterioration in QualMark’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.
     Solvency. The fair salable value of each Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; no Borrower is left with unreasonably small capital after the transactions in this Agreement; and Borrowers are able to pay their debts (including trade debts) as they mature.
     Regulatory Compliance. No Borrower is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act. No Borrower is engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Each Borrower has complied in all material respects with the Federal Fair Labor Standards Act. No Borrower has violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on its business. No Borrower’s or any of its Subsidiaries’ properties or assets has been used by any Borrower or any Subsidiary or, to the best of each Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Each Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted.
     Subsidiaries; Investments. No Borrower owns any stock, partnership interest or other equity securities except for Permitted Investments.
     Tax Returns and Payments; Pension Contributions. Each Borrower has timely filed all required tax returns and reports, and such Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by such Borrower. Each Borrower may defer payment of any contested taxes, provided that such Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. Each Borrower is unaware of any claims or adjustments proposed for any of such Borrower’s prior tax years which could result in additional taxes becoming due and payable by such Borrower. Each Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and such Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of such Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

     Use of Proceeds. Borrowers shall use the proceeds of the Credit Extensions solely to repay existing obligations owed under the Existing Loan Agreement, as working capital, and to fund their general business requirements and not for personal, family, household or agricultural purposes.
     Full Disclosure. No written representation, warranty or other statement of any Borrower in any certificate or written statement given to Bank, as of the date such representations, warranties, or other statements were made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrowers in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).
     AFFIRMATIVE COVENANTS
     Each Borrower shall do all of the following as long as this Agreement has not been terminated:
     Government Compliance. Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on such Borrower’s business or operations. Each Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, the noncompliance with which could have a material adverse effect on such Borrower’s business.
     Financial Statements, Reports, Certificates.
          (a) Borrowers shall provide Bank with the following:
          (i) weekly, and upon each request for a Credit Extension, a Transaction Report;
          (ii) within fifteen (15) days after the end of each month, a duly completed Borrowing Base Certificate of such Borrower signed by a Responsible Officer, with (A) monthly accounts receivable agings, aged by invoice date, (B) monthly Export-Related Accounts Receivable (as such term is defined in the EXIM Loan Agreement), aged by invoice date, (C) monthly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, and (D) monthly reconciliations of accounts receivable agings (aged by invoice date), transaction reports, deferred revenue report and general ledger;
          (iii) as soon as available, and in any event within thirty (30) days after the end of each month, monthly unaudited financial statements covering the consolidated operations of QualMark and its Subsidiaries during the period certified by a Responsible Officer and in a form acceptable to Bank;
          (iv) within thirty (30) days after the end of each month a monthly Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month, Borrowers were in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement;
          (v) within fifteen (15) days after the end of each fiscal quarter of QualMark, a quarterly sample of outstanding invoices representing at least ten (10%) percent of the Export-Related Accounts Receivable (as such term is defined in the EXIM Loan Agreement) for the immediately preceding fiscal quarter;
          (vi) within thirty (30) days prior to the end of each fiscal year of QualMark, (A) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of QualMark, and (B) annual financial projections for the following fiscal year (on a quarterly basis) as approved by QualMark’s board of directors, including income statements, balance sheets and cash flow statements on a consolidated and consolidating basis, together with any related business forecasts used in the preparation of such annual financial projections; and
          (vii) as soon as available, and in any event within one hundred twenty (120) days following the end of QualMark’s fiscal year, QualMark’s audited consolidated financial statements prepared under GAAP, consistently applied, certified by, and with an unqualified opinion of, independent certified public accountants acceptable to Bank in its reasonable discretion.

          (b) In the event that any Borrower is or becomes subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, within five (5) days after filing, all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission or a link thereto on such Borrower’s or another website on the Internet.
          (c) Prompt written notice of (i) any material change in the composition of the Intellectual Property, (ii) the registration of any Copyright, including any subsequent ownership right of any Borrower in or to any Copyright, Patent or Trademark not previously disclosed to Bank, or (iii) any Borrower’s knowledge of an event that materially adversely affects the value of the Intellectual Property.
          (d) Within five (5) days of delivery, copies of all statements, reports and notices made available to QualMark’s security holders or to any holders of Subordinated Debt.
          (e) A prompt report of any legal actions pending or threatened against any Borrower or any of its Subsidiaries that could result in damages or costs to such Borrower or any of its Subsidiaries of $100,000 or more.
     Accounts Receivable and Inventory.
          (a) Schedules and Documents Relating to Accounts. Each Borrower shall deliver to Bank transaction reports and schedules of collections, as provided in Section 6.2, on Bank’s standard forms; provided, however, that such Borrower’s failure to execute and deliver the same shall not affect or limit Bank’s Lien and other rights in all of such Borrower’s Accounts, nor shall Bank’s failure to advance or lend against a specific Account affect or limit Bank’s Lien and other rights therein. If requested by Bank, each Borrower shall furnish Bank with copies (or, at Bank’s request, originals) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts. In addition, each Borrower shall deliver to Bank, on its request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary indorsements, and copies of all credit memos.
          (b) Disputes. Each Borrower shall promptly notify Bank of all disputes or claims relating to Accounts. Each Borrower may forgive (completely or partially), compromise, or settle any Account for less than payment in full, or agree to do any of the foregoing so long as (i) such Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, in arm’s-length transactions, and reports the same to Bank in the regular reports provided to Bank; (ii) no Default or Event of Default has occurred and is continuing; and (iii) after taking into account all such discounts, settlements and forgiveness, the total outstanding Advances will not exceed the Availability Amount.
          (c) Collection of Accounts. Borrowers shall have the right to collect all Accounts, unless and until a Default or an Event of Default has occurred and is continuing. Whether or not an Event of Default has occurred and is continuing, each Borrower shall hold all Payments on, and proceeds of, Accounts in trust for Bank, and such Borrower shall immediately deliver all such payments and proceeds to Bank in their original form, duly endorsed, to be applied to the Obligations pursuant to the terms of Section 9.4 hereof. Accounts shall be deposited by each Borrower into a lockbox account, or such other “blocked account” as Bank may specify, pursuant to a blocked account agreement in such form as Bank may specify in its good faith business judgment.
          (d) Inventory; Returns. Each Borrower shall keep all Inventory in good and marketable condition, free from material defects. Provided no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory to any Borrower, such Borrower shall promptly (i) determine the reason for such return, (ii) issue a credit memorandum to the Account Debtor in the appropriate amount, and (iii) provide a copy of such credit memorandum to Bank, upon request from Bank. In the event any attempted return occurs after the occurrence and during the continuance of any Event of Default, such Borrower shall hold the returned Inventory in trust for Bank, and immediately notify Bank of the return of the Inventory.
          (e) Verification. Bank may, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, either in the name of a Borrower or Bank or such other name as Bank may choose.

          (f) No Liability. Bank shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Bank be deemed to be responsible for any of any Borrower’s obligations under any contract or agreement giving rise to an Account. Nothing herein shall, however, relieve Bank from liability for its own gross negligence or willful misconduct.
     Remittance of Proceeds. Except as otherwise provided in Section 6.3(c), deliver, in kind, all proceeds arising from the disposition of any Collateral to Bank in the original form in which received by such Borrower not later than the following Business Day after receipt by such Borrower, to be applied to the Obligations pursuant to the terms of Section 9.4 hereof; provided that, if no Default or Event of Default has occurred and is continuing, such Borrower shall not be obligated to remit to Bank the proceeds of the sale of worn out or obsolete Equipment disposed of by Borrower in good faith in an arm’s length transaction for an aggregate purchase price of $25,000 or less (for all such transactions in any fiscal year). Each Borrower agrees that it will not commingle proceeds of Collateral with any of such Borrower’s other funds or property, but will hold such proceeds separate and apart from such other funds and property and in an express trust for Bank. Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.
     6.5 Taxes; Pensions. Make, and cause each of its Subsidiaries, if any, to make, timely payment of all foreign, federal, state and local taxes or assessments (other than taxes and assessment which such Borrower is contesting pursuant to the terms of Section 5.9 hereof, and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.
     6.6 Access to Collateral; Books and Records. At reasonable times, on one (1) Business Day’s notice (provided no notice is required if an Event of Default has occurred and is continuing), Bank, or its agents, shall have the right to inspect the Collateral and the right to audit and copy Borrowers’ Books; provided that, unless an Event of Default has occurred and is continuing, Bank shall conduct not more than two (2) such inspections of the Collateral in any twelve month period. The foregoing inspections and audits shall be at Borrowers’ expense, and the charge therefor shall be $750 per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses. In the event Borrowers and Bank schedule an audit more than ten (10) days in advance, and Borrowers cancel or seek to reschedule the audit with less than ten (10) days written notice to Bank, then (without limiting any of Bank’s rights or remedies), Borrowers shall pay Bank a fee of $1,000 plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling.
     6.7 Insurance. Keep its business and the Collateral insured for risks and in amounts standard for companies in such Borrower’s industry and location and as Bank may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Bank. All property policies shall have a lender’s loss payable endorsement showing Bank as a lender loss payee and waive subrogation against Bank, and all liability policies shall show, or have endorsements showing, Bank as an additional insured. All policies (or the loss payable and additional insured endorsements) shall provide that the insurer must give Bank at least twenty (20) days notice before canceling, amending, or declining to renew its policy. At Bank’s request, each Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Bank’s option, be payable to Bank on account of the Obligations. If any Borrower fails to obtain insurance as required under this Section 6.7 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.7, and take any action under the policies Bank deems prudent in its good faith business judgment.
     Operating Accounts.
          Maintain its and its Subsidiaries’ depository, operating accounts and securities accounts with Bank and Bank’s affiliates which accounts shall represent at least 85% of the dollar value of such Borrower’s and such Subsidiaries accounts at all financial institutions located in the United States of America.
          Provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or its Affiliates. In addition, for each Collateral Account that such Borrower at any time maintains, such Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of a Borrower’s employees and identified to Bank by such Borrower as such.
     Tangible Net Worth.
          Borrowers shall maintain at all times, to be tested as of the last day of each month, on a consolidated basis with respect to QualMark and its Subsidiaries, a Tangible Net Worth of at least $2,500,000, increasing by (i) on a quarterly basis, 50% of Net Income after the Effective Date and (ii) on a monthly basis, 50% of the sum of (x) issuances of equity after the Effective Date plus (y) the principal amount of Subordinated Debt.
     Protection and Registration of Intellectual Property Rights. Each Borrower shall: (a) protect, defend and maintain the validity and enforceability of its intellectual property; (b) promptly advise Bank in writing of material infringements of its intellectual property; and (c) not allow any intellectual property material to such Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent. If any Borrower decides to register any copyrights or mask works in the United States Copyright Office, such Borrower shall: (x) provide Bank with at least fifteen (15) days prior written notice of its intent to register such copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement or such other documents as Bank may reasonably request to maintain the perfection and priority of Bank’s security interest in the copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the copyright or mask work application(s) with the United States Copyright Office. Each Borrower shall promptly provide to Bank a copy of the application(s) filed with the United States Copyright Office together with evidence of the recording of the intellectual property security agreement necessary for Bank to maintain the perfection and priority of its security interest in such copyrights or mask works. Each Borrower shall provide written notice to Bank of any application filed by such Borrower in the United States Patent and Trademark Office for a patent or to register a trademark or service mark within 30 days after any such filing.
     Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, the relevant Borrower and its officers, employees and agents and such Borrower’s books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.
     Further Assurances. Each Borrower shall execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement.
     NEGATIVE COVENANTS
     No Borrower shall do any of the following without Bank’s prior written consent (which shall be a matter of its good faith business judgment, unless otherwise stated) as long as this Agreement has not been terminated:
     Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers of (a) of Inventory in the ordinary course of business; (b) of non-exclusive licenses and similar arrangements for the use of the property of such Borrower or its Subsidiaries in the ordinary course of business; (c) of worn-out or obsolete Equipment; (d) in connection with Permitted Liens and Permitted Investments; and (e) of other assets not exceeding $50,000 in any one instance.
     Changes in Business, Management, Ownership, Control, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by such Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; or (c) (i) have a change in management or (ii) enter into any transaction or series of related transactions in which there is a change in ownership of more than 25% (other than by the sale of such Borrower’s equity securities in a public offering or to venture capital investors so long as such Borrower identifies to Bank the venture capital investors prior to the closing of the transaction). No Borrower shall, without at least thirty (30) days prior written notice to Bank: (1) add any new offices or business locations, including warehouses

(unless such new offices or business locations contain less than Ten Thousand Dollars ($10,000) in such Borrower’s assets or property), (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization.
     Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except where (a) such transaction would not result in a decrease of more than 25% of Tangible Net Worth of QualMark, (b) no Event of Default has occurred and is continuing or would exist after giving effect to the transaction, and (c) either such Borrower or QualMark is the surviving legal entity. A Subsidiary may merge or consolidate into another Subsidiary or into any Borrower.
     Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.
     Encumbrance. Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting such Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of such Borrower’s or any Subsidiary’s intellectual property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Lien” herein.
     Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.8(b) hereof.
     Investments; Distributions. (a) Directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so; or (b) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock.
     Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of such Borrower, except for transactions that are in the ordinary course of such Borrower’s business, upon fair and reasonable terms that are no less favorable to such Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.
     Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Bank.
     Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on such Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of such Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

     EVENTS OF DEFAULT
     Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:
     Payment Default. Any Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable. During the cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made during the cure period);
     Covenant Default.
          (a) Any Borrower fails or neglects to perform any obligation in Sections 6.2, 6.8, or 6.9 or violates any covenant in Section 7; or
          (b) Any Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement, any Loan Documents, and as to any default (other than those specified in Sections 8.1 or 8.2(a) above) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by such Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrowers shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Grace periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in subsection (a) above;
     Material Adverse Change. A Material Adverse Change occurs;
     Attachment. (a) Any material portion of any Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in ten (10) days; (b) the service of process upon Bank (or Bank’s Affiliate) seeking to attach, by trustee or similar process, any funds of any Borrower, or of any entity under control of such Borrower (including a Subsidiary) on deposit with Bank; (c) any Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business; (d) a judgment or other claim in excess of $100,000 becomes a Lien on any of any Borrower’s assets; or (e) a notice of lien, levy, or assessment is filed against any of any Borrower’s assets by any government agency and not paid within ten (10) days after such Borrower receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by any Borrower (but no Credit Extensions shall be made during the cure period);
     Insolvency. Any Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) any Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against any Borrower and not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);
     Other Agreements. There is a default in any agreement to which any Borrower or any Guarantor is a party with Bank or with a third party or parties resulting in a right by Bank or such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Hundred Thousand Dollars ($100,000) or that could have a material adverse effect on any Borrower’s or any Guarantor’s business;
     Judgments. A judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least One Hundred Thousand Dollars ($100,000) (not covered by independent third-party insurance) shall be rendered against any Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days after the entry thereof (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment);
     Misrepresentations. Any Borrower or any Person acting for such Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;
     Subordinated Debt. A default or breach occurs under any agreement between any Borrower and any creditor of such Borrower that signed a subordination, intercreditor, or other similar agreement with Bank, or any creditor that has signed such an agreement with Bank breaches any terms of such agreement; or
     Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.3, 8.4, 8.5, 8.7, or 8.8. occurs with respect to any Guarantor.
     Exim Default. After the effective date of the EXIM Loan Agreement, the occurrence of an Event of Default under the EXIM Loan Agreement.
     BANK’S RIGHTS AND REMEDIES
     Rights and Remedies. While an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:
          declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);
          stop advancing money or extending credit for Borrowers’ benefit under this Agreement or under any other agreement between any Borrower and Bank;
          demand that any Borrower (i) deposits cash with Bank in an amount equal to 105% of the aggregate amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and such Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;
          terminate any FX Contracts;
          settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable in its good faith business judgment, notify any Person owing any Borrower money of Bank’s security interest in such funds, and verify the amount of such account;
          make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Each Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Each Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;
          apply to the Obligations any (i) balances and deposits of any Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of any Borrower;
          ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Without limiting its rights as a holder of a Lien on Intellectual Property, Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, each Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, each Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;
          place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

          demand and receive possession of each Borrower’s Books; and
          exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).
     Power of Attorney. Each Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse such Borrower’s name on any checks or other forms of payment or security; (b) sign such Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under such Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits. Each Borrower hereby appoints Bank as its lawful attorney-in-fact to sign such Borrower’s name on any documents necessary to perfect or continue the perfection of any security interest created hereunder regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder. Bank’s foregoing appointment as each Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.
     Protective Payments. If any Borrower fails to obtain the insurance called for by Section 6.7 or fails to pay any premium thereon or fails to pay any other amount which such Borrower is obligated to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest applicable rate, and secured by the Collateral. Bank will make reasonable efforts to provide such Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.
     Application of Payments and Proceeds. Unless an Event of Default has occurred and is continuing, Bank shall apply any funds in its possession, whether from Borrower account balances, payments, or proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, first, to Bank Expenses, including without limitation, the reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by Bank in the exercise of its rights under this Agreement; second, to the interest due upon any of the Obligations; third, to the principal of the Obligations (other than the Non-Formula Borrowings) and any applicable fees and other charges, in such order as Bank shall determine in its sole discretion; and fourth, to the principal of the Non-Formula Borrowings and any applicable fees and other charges, in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to the relevant Borrower or other Persons legally entitled thereto; Borrowers shall remain liable to Bank for any deficiency. If an Event of Default has occurred and is continuing, Bank may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to the relevant Borrower or to other Persons legally entitled thereto; Borrowers shall remain liable to Bank for any deficiency. If Bank, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.
     Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrowers bear all risk of loss, damage or destruction of the Collateral.
     No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by any Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Bank and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.
     Demand Waiver. Each Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which any Borrower is liable.
     NOTICES
     All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”), other than Advance requests made pursuant to Section 3.4, by any party to this Agreement or any other Loan Document must be in writing and be delivered or sent by facsimile at the addresses or facsimile numbers listed below. Bank or any Borrower may change its notice address by giving the other party written notice thereof. Each such Communication shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, registered or certified mail, return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by facsimile transmission (with such facsimile promptly confirmed by delivery of a copy by personal delivery or United States mail as otherwise provided in this Section 10); (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated below. Advance requests made pursuant to Section 3.4 must be in writing and may be in the form of electronic mail, delivered to Bank by Borrowers at the e-mail address of Bank provided below and shall be deemed to have been validly served, given, or delivered when sent (with such electronic mail promptly confirmed by delivery of a copy by personal delivery or United States mail as otherwise provided in this Section 10). Bank or any Borrower may change its address, facsimile number, or electronic mail address by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to any Borrower:	QUALMARK CORPORATION
4580 Florence Street
Denver, CO 80238
Attn: Anthony Scalese
Fax: 303-254-8343
Email: ascalese@qualmark.com

If to Bank:	Silicon Valley Bank
380 Interlocken Crescent, Suite 600
Broomfield, CO 80021
Attn: Ryan C. Lee
Fax: 303-469-9088
Email:rlee3@svb.com

with a copy to:	Riemer & Braunstein LLP
Three Center Plaza
Boston, Massachusetts 02108
Attn: Charles W. Stavros, Esquire
Fax: (617) 880-3456
Email: CStavros@riemerlaw.com
CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER AND JUDICIAL REFERENCE
     Colorado law governs the Loan Documents without regard to principles of conflicts of law. Each Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in City and County of Denver, State of Colorado; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Each Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to such Borrower at the address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of such Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid. NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH HEREINABOVE, BANK SHALL SPECIFICALLY HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST ANY BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH BANK DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE BANK’S RIGHTS AGAINST BORROWER OR ITS PROPERTY.
     TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.
     GENERAL PROVISIONS
     Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. No Borrower may assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Borrowers, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.
     Indemnification. Each Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or arising from transactions between Bank and Borrowers (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by Bank’s gross negligence or willful misconduct.
     Limitation of Actions. Any claim or cause of action by any Borrower against Bank, its directors, officers, employees, agents, accountants, attorneys, or any other Person affiliated with or representing Bank based upon, arising from, or relating to this Loan Agreement or any other Loan Document, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, occurred, done, omitted or suffered to be done by Bank, its directors, officers, employees, agents, accountants or attorneys, shall be barred unless asserted by such Borrower by the commencement of an action or proceeding in a court of competent jurisdiction by (a) the filing of a complaint within one year from the date any Borrower’s officers or directors had knowledge of the first act, the occurrence or omission upon which such claim or cause of action, or any part thereof, is based, and (b) the service of a summons and complaint on an officer of Bank, or on any other person authorized to accept service on behalf of Bank, within thirty (30) days thereafter. Each Borrower agrees that such one-year period is a reasonable and sufficient time for such Borrower to investigate and act upon any such claim or cause of action. The one-year period provided herein shall not be waived, tolled, or extended except by the written consent of Bank in its sole discretion. This provision shall survive any termination of this Loan Agreement or any other Loan Document.
     Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.
     Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.
     Amendments in Writing; Integration. All amendments to this Agreement must be in writing signed by both Bank and Borrowers. This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.
     Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.
     Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of Borrowers in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.
     Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates in connection with their business with Borrowers; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use commercially reasonable efforts to obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; and (e) as Bank considers appropriate in exercising remedies under this Agreement. Confidential information does not include information that either: (i) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (ii) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.
     Attorneys’ Fees, Costs and Expenses. In any action or proceeding between any Borrower and Bank arising out of or relating to the Loan Documents, Bank shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.
     Borrower Liability. Each Borrower hereby appoints QualMark as agent for the Borrowers for all purposes hereunder, including with respect to requesting Credit Extensions hereunder. Each Borrower hereunder shall be obligated to repay all Credit Extensions made hereunder, regardless of which Borrower actually receives said Credit Extension, as if each Borrower hereunder directly received all Credit Extensions. Each Borrower waives any suretyship defenses available to it under the Code or any other applicable law. Each Borrower waives any right to require Bank to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Bank may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Bank under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void. If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured. Notwithstanding anything to the contrary contained in this Agreement, all of Borrowers’ representations and warranties, indebtedness, liabilities and other Obligations of any kind described in this Agreement and any other Loan Document shall be joint and several in nature and affect their jointly and/or severally owned property.
     Right of Set Off. Each Borrower hereby grants to Bank, a lien, security interest and right of set off as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a Bank subsidiary) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of such Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF ANY BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.
     Amended and Restated Loan and Security Agreement. This Agreement amends and restates in its entirety the Existing Loan Agreement, as previously amended.
     Waiver of Default. Without limiting Section 12.13 hereof or any other provision of this Agreement, the Borrowers and the Bank hereby acknowledge that the Borrowers have failed to maintain a Minimum Debt Service Coverage Ratio of at least 2:00 to 1.00, as required pursuant to Section 6.7(b) of the Existing Loan Agreement, for the month ending October 31, 2007, and such failure is an Event of Default under the Existing Loan Agreement (the “Existing Default”). Bank hereby agrees that upon execution of the Borrowers and the Bank of this Agreement and the Loan Documents, the Existing Default shall be waived, provided that such waiver shall not constitute a waiver of any other Event of Default which may occur hereunder.
     DEFINITIONS
     Definitions. As used in this Agreement, the following terms have the following meanings:
     “Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to such Borrower.
     “Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.
     “Adjustment Date” is the first Business Day following the date Bank receives the monthly financial statements required by Section 6.2 commencing with the financial statements for the month ending November 30, 2007.
     “Advance” or “Advances” means an advance (or advances) under the Revolving Line.
     “Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.
     “Agreement” is defined in the preamble hereof.
     “Applicable Margin” is:
          (a) From and after the Effective Date until the first Adjustment Date, the percentages set forth in Tier III of the pricing grid below; and
          (b) From and after the first Adjustment Date, the Applicable Margin shall be determined from the following pricing grid based upon the Quick Ratio as of the month ended immediately preceding such Adjustment Date; provided, however, that notwithstanding anything to the contrary set forth herein, upon the occurrence of an Event of Default, Bank may immediately increase the Applicable Margin to that set forth in Tier III (even if the Quick Ratio requirements for a different Tier have been met) and interest shall accrue at the Default Rate; provided further if the foregoing financial statements are at any time restated or otherwise revised (including as a result of an audit) or if the information set forth in such financial statements otherwise proves to be false or incorrect such that the Applicable Margin would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be immediately recalculated at such higher rate for any applicable periods and shall be due and payable on demand.

Tier	Quick Ratio	Prime Rate Margin
III	Less than 1.25	2.00%
II	Equal to or greater than 1.25 but less than or equal to 1.50	1.50%
I	Greater than 1.50	1.00%
     “Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the Borrowing Base minus (b) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) plus an amount equal to the Letter of Credit Reserves, minus (c) the FX Reserve, and minus (d) the outstanding principal balance of any Advances (including any amounts used for Cash Management Services). Notwithstanding the foregoing, the aggregate amount of all Credit Extensions under this Agreement outstanding at any time together with all Credit Extensions (as defined in the EXIM Loan Agreement) under the EXIM Loan Agreement shall not exceed $2,500,000.
     “Bank” is defined in the preamble hereof.
     “Bank Expenses” are all reasonable audit fees and expenses, and reasonable costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to any Borrower.
     “Borrower(s)” is defined in the preamble hereof.
     “Borrowers’ Books” are all Borrowers’ books and records including ledgers, federal and state tax returns, records regarding Borrowers’ assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.
     “Borrowing Base” is (a) 80% of Eligible Accounts, as determined by Bank from Borrowers’ most recent Borrowing Base Certificate (the “Formula Borrowings”), provided, however, that Bank may decrease the foregoing percentage in its good faith business judgment after performing any audit of Borrowers’ Collateral or based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect Collateral plus (b) during the Draw Period, $250,000 (the “Non-Formula Borrowings”). Borrowers, without notice or demand from Bank, shall repay all Non-Formula Borrowings upon expiration of the Draw Period. Once repaid, Non-Formula Borrowings may not be reborrowed.
     “Borrowing Base Certificate” is that certain certificate included within each Transaction Report.
     “Borrowing Resolutions” are, with respect to any Person, those resolutions substantially attached hereto as Exhibit E.
     “Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.
     “Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

     “Cash Management Services” is defined in Section 2.1.4.
     “Cash Management Services Sublimit” is defined in Section 2.1.4.
     “Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of Colorado; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of Colorado, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes on the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.
     “Collateral” is any and all properties, rights and assets of the relevant Borrower described on Exhibit A.
     “Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.
     “Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.
     “Communication” is defined in Section 10.
     “Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit D.
     “Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.
     “Control Agreement” is any control agreement entered into among the depository institution at which any Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which such Borrower maintains a Securities Account or a Commodity Account, such Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.
     “Credit Extension” is any Advance, Letter of Credit, EXIM Loan, FX Forward Contract, amount utilized for Cash Management Services, or any other extension of credit by Bank for a Borrower’s benefit.
     “Current Liabilities” are all obligations and liabilities of Borrowers to Bank, plus, without duplication, the aggregate amount of Borrowers’ Total Liabilities that mature within one (1) year.
     “Default” means any event which with notice or passage of time or both, would constitute an Event of Default.
     “Default Rate” is defined in Section 2.3(b).
     “Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.
     “Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

     “Designated Deposit Account” is QualMark’s deposit account, account number 360027070, maintained with Bank.
     “Dollars,” “dollars” and “$” each mean lawful money of the United States.
     “Draw Period” is the period of time from the Effective Date through the earliest to occur of (a) April 30, 2008, (b) an Event of Default, or (c) the existence of any Default.
     “Effective Date” is the date Bank executes this Agreement and as indicated on the signature page hereof.
     “Eligible Accounts” are Accounts which arise in the ordinary course of the relevant Borrower’s business that meet all such Borrower’s representations and warranties in Section 5.3. Bank reserves the right at any time and from time to time after the Effective Date, to adjust any of the criteria set forth below and to establish new criteria in its good faith business judgment by giving such Borrower notice. Unless Bank agrees otherwise in writing, Eligible Accounts shall not include:
     (a) Accounts that the Account Debtor has not paid within ninety (90) days of invoice date;
     (b) Accounts owing from an Account Debtor, fifty percent (50%) or more of whose Accounts have not been paid within ninety (90) days of invoice date;
     (c) Credit balances over ninety (90) days from invoice date;
     (d) Accounts owing from an Account Debtor, including Affiliates, whose total obligations to such Borrower exceed twenty-five (25%) of all Accounts, for the amounts that exceed that percentage, unless Bank approves in writing;
     (e) Accounts owing from an Account Debtor which does not have its principal place of business in the United States;
     (f) Accounts owing from the United States or any department, agency, or instrumentality thereof except for Accounts of the United States if Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;
     (g) Accounts owing from an Account Debtor to the extent that Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise — sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts), with the exception of customary credits, adjustments and/or discounts given to an Account Debtor by Borrower in the ordinary course of its business;
     (h) Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, “bill and hold”, or other terms if Account Debtor’s payment may be conditional;
     (i) Accounts for which the Account Debtor is Borrower’s Affiliate (including any other Borrower), officer, employee, or agent;
     (j) Accounts in which the Account Debtor disputes liability or makes any claim and Bank believes, in its good faith business judgment, there may be a basis for dispute (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business; and
     (k) Accounts for which Bank in its good faith business judgment determines collection to be doubtful.
     “Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.
     “ERISA” is the Employment Retirement Income Security Act of 1974, and its regulations.
     “Event of Default” is defined in Section 8.

     “EXIM Loan” is any loan, advance or other financial accommodation made under or pursuant to the EXIM Loan Agreement.
     “EXIM Loan Agreement” is a certain Export-Import Bank Loan and Security Agreement dated on or about the Effective Date by and between Bank and Borrowers, and all documents, instruments and agreements executed in connection therewith, as each may be amended from time to time.
     “Foreign Currency” means lawful money of a country other than the United States.
     “Formula Borrowings” is defined in the defined term “Borrowing Base”.
     “Funding Date” is any date on which a Credit Extension is made to or on account of any Borrower which shall be a Business Day.
     “FX Business Day” is any day when (a) Bank’s Foreign Exchange Department is conducting its normal business and (b) the Foreign Currency being purchased or sold by any Borrower is available to Bank from the entity from which Bank shall buy or sell such Foreign Currency.
     “FX Forward Contract” is defined in Section 2.1.3.
     “FX Reserve” is defined in Section 2.1.3.
     “GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.
     “General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.
     “Guarantor” is any present or future guarantor of the Obligations.
     “Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.
     “Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.
     “Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.
     “Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

     “Letter of Credit” means a letter of credit issued by Bank or another institution based upon an application, guarantee, indemnity or similar agreement on the part of Bank as set forth in Section 2.1.2.
     “Letter of Credit Application” is defined in Section 2.1.2(a).
     “Letter of Credit Reserve” has the meaning set forth in Section 2.1.2(d).
     “Lien” is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.
     “Loan Documents” are, collectively, this Agreement, the Perfection Certificate, the Ratification of IP Agreement, the Ratification of Subordination Agreement, the EXIM Loan Agreement, any note, or notes or guaranties executed by any Borrower or any Guarantor, and any other present or future agreement between any Borrower, any Guarantor and/or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.
     “Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrowers; (c) a material impairment of the prospect of repayment of any portion of the Obligations or (d) Bank determines, based upon information available to it and in its reasonable judgment, that there is a reasonable likelihood that QualMark shall fail to comply with Section 6.9 during the next succeeding financial reporting period.
     “Net Income” means, as calculated on a consolidated basis for QualMark and its Subsidiaries, for any period as at any date of determination, the net profit (or loss), after provision for taxes, of QualMark and its Subsidiaries for such period taken as a single accounting period.
     “Non-Formula Borrowings” is defined in the defined term “Borrowing Base”.
     “Obligations” are Borrowers’ obligation to pay when due any debts, principal, interest, Bank Expenses and other amounts Borrowers owe Bank now or later, whether under this Agreement, the EXIM Loan Agreement, the Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit, cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of any Borrower assigned to Bank, and the performance of each Borrower’s duties under the Loan Documents.
     “Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.
     “Overadvance” is defined in Section 2.2.
     “Payment” means all checks, wire transfers and other items of payment received by Bank (including proceeds of Accounts and payment of all the Obligations in full) for credit to Borrowers’ outstanding Credit Extensions or, if the balance of the Credit Extensions has been reduced to zero, for credit to its Deposit Accounts.
     “Perfection Certificate” is defined in Section 5.1.
     “Permitted Indebtedness” is:
     (a) Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents (including the EXIM Loan Agreement);
     (b) Indebtedness existing on the Effective Date and shown on the Perfection Certificate;
     (c) Subordinated Debt;

     (d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;
     (e) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;
     (f) Indebtedness secured by Permitted Liens;
     (g) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (f) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon any Borrower or its Subsidiary, as the case may be.
     “Permitted Investments” are:
     (a) Investments shown on the Perfection Certificate and existing on the Effective Date;
     (b) (i) Cash Equivalents, and (ii) any Investments permitted by any Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved by Bank;
     (c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of a Borrower;
     (d) Investments consisting of deposit accounts in which Bank has a perfected security interest;
     (e) Investments accepted in connection with Transfers permitted by Section 7.1;
     (f) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of a Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by such Borrower’s Board of Directors;
     (g) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;
     (h) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (h) shall not apply to Investments of such Borrower in any Subsidiary; and
     (i) joint ventures or strategic alliances in the ordinary course of a Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash investments by such Borrower do not exceed $100,000 in the aggregate in any fiscal year.
     “Permitted Liens” are:
     (a) Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;
     (b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which a Borrower maintains adequate reserves on its Books, if they have no priority over any of Bank’s Liens;
     (c) purchase money Liens (i) on Equipment acquired or held by a Borrower incurred for financing the acquisition of the Equipment, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;
     (d) statutory Liens securing claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other Persons imposed without action of such parties, provided, they have no priority over any of

Bank’s Lien, and the aggregate amount of the Indebtedness secured by such Liens does not at any time exceed $50,000;
     (e) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business, provided, they have no priority over any of Bank’s Liens and the aggregate amount of the Indebtedness secured by such Liens does not at any time exceed $50,000;
     (f) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;
     (g) leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or intellectual property) granted in the ordinary course of a Borrower’s business, if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest;
     (h) non-exclusive license of intellectual property granted to third parties in the ordinary course of business, and licenses of intellectual property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States;
     (i) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.4 or 8.7; and
     (j) Liens in favor of other financial institutions arising in connection with a Borrower’s deposit and/or securities accounts held at such institutions, provided that Bank has a perfected security interest in the amounts held in such deposit and/or securities accounts.
     “Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.
     “Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.
     “Quick Assets” is, on any date, Borrowers’ consolidated, unrestricted cash, Cash Equivalents, net billed accounts receivable and investments with maturities of fewer than 12 months determined according to GAAP.
     “Quick Ratio” is the ratio of Quick Assets to Current Liabilities.
     “Ratification of IP Agreement” is that certain Ratification of Intellectual Property Security Agreement executed and delivered by Borrowers to Bank dated as of the Effective Date.
     “Ratification of Subordination Agreement” is that certain Ratification of Subordination Agreement executed and delivered by Partners for Growth, L.P. to Bank dated as of the Effective Date.
     “Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.
     “Reserves” means, as of any date of determination, such amounts as Bank may from time to time establish and revise in good faith reducing the amount of Advances, Letters of Credit and other financial accommodations which would otherwise be available to Borrowers under the lending formulas: (a) to reflect events, conditions, contingencies or risks which, as determined by Bank in good faith, do or may affect (i) the Collateral or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of Accounts), (ii) the assets or business of Borrowers or any guarantor, or (iii) the security interests and other rights of Bank in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect Bank’s good faith belief that any collateral report or financial information furnished by or on behalf of any Borrower or any guarantor to Bank is or may have been incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which Bank determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.
     “Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of QualMark.
     “Revolving Line” is an Advance or Advances in an aggregate amount of up to $2,500,000 outstanding under this Agreement and the EXIM Loan Agreement at any time.
     “Revolving Line Maturity Date” is December      , 2008.
     “Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.
     “Settlement Date” is defined in Section 2.1.3.
     “Subordinated Debt” is indebtedness incurred by any Borrower subordinated to all of Borrowers’ now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank in its good faith business judgment and entered into between Bank and the other creditor), on terms acceptable to Bank, including, without limitation, debt incurred or to be incurred by Borrowers to Partners for Growth, L.P. up to a maximum aggregate amount of $2,000,000.
     “Subsidiary” means, with respect to any Person, any Person of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by such Person or one or more Affiliates of such Person.
     “Tangible Net Worth” is, on any date, the consolidated total assets of QualMark and its Subsidiaries minus (a) any amounts attributable to (i) goodwill, (ii) intangible items including unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses except prepaid expenses, (iii) notes, accounts receivable and other obligations owing to QualMark from its officers or other Affiliates, and (iv) reserves not already deducted from assets, minus (b) Total Liabilities.
     “Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrowers’ consolidated balance sheet, including all Indebtedness, and current portion of Subordinated Debt permitted by Bank to be paid by Borrowers, but excluding all other Subordinated Debt.
     “Transaction Report” is that certain form attached hereto as Exhibit B.
     “Transfer” is defined in Section 7.1.
     “Unused Revolving Line Facility Fee” is defined in Section 2.4(d).
[Signature page follows.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWERS:

QUALMARK CORPORATION, a Colorado corporation

By

Name:

Title:

QUALMARK ACG CORPORATION, a Colorado corporation

By

Name:

Title:

QUALMARK LING CORPORATION, a Colorado corporation

By

Name:

Title:

BANK:

SILICON VALLEY BANK

By

Name:

Title:

Effective Date: